For Immediate Release

Contact:	Craig Tooman
EVP, Finance and Chief Financial Officer
908-541-8777
ENZON REPORTS 2006 FINANCIAL RESULTS AND ACCOMPLISHMENTS
— Company provides outlook for 2007—
BRIDGEWATER, NJ – February 13, 2007 – Enzon Pharmaceuticals, Inc. (Nasdaq: ENZN) today announced its financial results for 2006. For the three months ended December 31, 2006, Enzon reported a net loss of $13.6 million or $(.31) per diluted share, as compared to a net loss of $285.6 million or $(6.56) per diluted share for the fourth quarter of 2005. For the full year ended December 31, 2006, Enzon reported net income of $21.3 million or $.46 per diluted share, compared to a net loss of $380.0 million or $(8.73) per diluted share for the full year ended December 31, 2005. The Company’s financial results in 2005 were significantly impacted by unusual charges associated with the impairment of intangible assets, goodwill, and deferred tax assets.
“2006 was a very important year in the transformation of the new Enzon. Our experienced team and strategically focused business have us well-positioned to build momentum in 2007 in creating a novel oncology business in biopharmaceuticals,” said Jeffrey H. Buchalter, chairman and chief executive officer of the Company. “Importantly, we are establishing a differentiated oncology-focused pipeline leveraging cutting-edge technology to create product candidates that take unique approaches to treating cancer and associated conditions.”
2006 Business Highlights
•	The Company met its sales guidance of exceeding $100.0 million in its product segment by stabilizing and growing its brands;

•	The Company successfully refinanced approximately 70 percent of its debt position. Enzon raised $275.0 million in an offering of 4 percent convertible notes due in 2013 and repurchased $271.4 million of its existing 4 1/2 percent convertible notes due in 2008;

•	The Company received an expanded, first-line label for Oncaspar in patients with acute lymphoblastic leukemia;

•	The Company significantly bolstered its oncology pipeline with the in-licensing of up to eight innovative RNA Antagonists based on LNA® (locked nucleic acid) technology, including the HIF-1 alpha and Survivin antagonists;

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•	The Company continued to advance its clinical program with the filing of four Investigational New Drug (IND) applications;

•	The Company showed early evidence of the potential of its pipeline, presenting preclinical data at major medical meetings for several oncology product candidates including PEG-SN38 and new potential uses for Oncaspar; and

•	The Company secured the future supply of L-asparaginase, the active ingredient used in the production of Oncaspar, along with an agreement to transfer of the cell line and manufacturing capabilities to its own supplier by December 31, 2009.
“We are very enthusiastic about the outlook for the new Enzon.” added Mr. Buchalter. “With revenues and a royalty stream helping to fund our development efforts, a key priority in the coming year is the continued advancement of our pipeline. These will include opportunities with our innovative oncology pipeline and our Customized Linker TechnologyTM PEGylation platform with a goal of bringing important medicines to patients with cancer and other life-threatening illnesses.”
2007 Outlook and Goals
The Company expects to report a net loss in 2007 as it makes significant investments in research and development (R&D) and plans to pay milestones associated with its product pipeline. R&D expenditures for 2007 are expected to be in the range of $50.0 million to $65.0 million. In addition, the milestone payments for the successful advancement of the pipeline to third parties such as Santaris and NatImmune are expected to total $10.0 million in 2007. If all of the R&D milestones are achieved, annual payments of this magnitude will continue through 2009. For 2007, Enzon also expects continued stability of revenues from its Products segment as Oncaspar growth helps offset the Abelcet competitive challenges.
The Company anticipates filing an additional one or two INDs in 2007, commencing clinical trials for its HIF-1 alpha antagonist and PEG-SN38, and receiving preliminary data on some of its key R&D programs.
Revenues
The following table reflects the revenues generated by product and segment for each of the three-month and twelve-month periods ended December 31, 2006 and 2005.

	Three Months Ended				Twelve Months Ended
	(in millions)				(in millions)
	December	December	%		December	December	%
	31, 2006	31, 2005	Change		31, 2006	31, 2005	Change

Products
Oncaspar	$9.5	$7.2	32		$30.9	$24.4	27
DepoCyt	2.3	2.1	6		8.3	7.9	4
Abelcet	7.7	10.0	(23)		36.5	41.5	(12)
Adagen	7.4	5.0	51		25.3	20.4	25

Total Products	26.9	24.3	11		101.0	94.2	7

Royalties	16.7	2.4	n.m.	*	70.6	48.3	n.m.	*
Contract Manufacturing	3.9	3.0	26		14.1	14.1	—

Total Revenues	$47.5	$29.7	n.m.	*	$185.7	$156.6	n.m.	*

*n.m:	comparison not meaningful

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Products Segment
Sales from the Products segment, comprised of Oncaspar®, DepoCyt®, Abelcet®, and Adagen®, increased 11 percent to $26.9 million for the three months ended December 31, 2006, from $24.3 million for the three months ended December 31, 2005. For the twelve months ended December 31, 2006, product sales increased 7 percent to $101.0 million from $94.2 million for 2005, in line with 2006 guidance.
Sales of Oncaspar, a PEG-enhanced version of L-asparaginase, grew to $9.5 million or 32 percent for the three months ended December 31, 2006, as compared to $7.2 million for the three months ended December 31, 2005. For the full year, Oncaspar grew 27 percent to $30.9 million as compared to $24.4 million in 2005. The growth of Oncaspar is mainly attributable to its continued adoption in certain protocols by hospitals and cooperative groups. On July 25, 2006, the Company announced the approval of Oncaspar for the first-line treatment of patients with acute lymphoblastic leukemia (ALL).
Sales of DepoCyt, a sustained-release formulation of the chemotherapeutic agent cytarabine arabinoside or ara-C used for the treatment of lymphomatous meningitis, increased to $2.3 million or 6 percent for the three months ended December 31, 2006, as compared to $2.1 million for the three months ended December 31, 2005. In 2006, DepoCyt increased slightly to $8.3 million from $7.9 million in 2005.
Sales of Abelcet in the U.S. and Canada, a lipid complex formulation of amphotericin B used primarily in the hospital to treat immuno-compromised patients with invasive fungal infections, were $7.7 million for the three months ended December 31, 2006, down 23 percent as compared to $10.0 million for the three months ended December 31, 2005. On a twelve-month basis, Abelcet declined 12 percent to $36.5 million. The decrease was primarily the result of expected competition from current and newly launched therapeutics in the anti-fungal market, as previously discussed.
Sales of Adagen, an enzyme replacement therapy used to treat adenosine deaminase (ADA) deficiency in patients with severe combined immuno-deficiency disease, increased 51 percent to $7.4 million for the three months ended December 31, 2006, as compared to $5.0 million for the three months ended December 31, 2005. Adagen sales in 2006 grew 25 percent. Two items that impacted the growth were a newly negotiated contract with the Company’s distributor, and the distributor’s purchase of an inventory safety stock of Adagen in line with industry norms.
Royalties Segment
Revenues from the Company’s Royalties segment for the three months ended December 31, 2006 were $16.7 million, as compared to $2.4 million for the three months ended December 31, 2005. For the full year of 2006, royalties were $70.6 million as compared to $48.3 million in 2005. As reported in the fourth quarter of 2005, Enzon changed the timing of its royalty revenue recognition to assure that it can reasonably be estimated. This change resulted in a significant reduction in royalty revenue reported for the quarter ended December 31, 2005 and rendered year-over-year comparisons not meaningful. Royalties on PEG-INTRON, marketed by Schering-Plough, continue to comprise the majority of the Company’s royalty revenue. In 2006, PEG-INTRON sales continued to grow as a result of the launch in Japan. However, as anticipated, Schering-Plough reported a decline in PEG-INTRON sales in Japan in the latest quarter, as new patient enrollment moderates. MACUGEN, also as anticipated, experienced significant competition from a newly approved agent.

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Contract Manufacturing Segment
The Company’s revenues from its Contract Manufacturing segment increased to $3.9 million for the three months ended December 31, 2006, as compared to $3.0 million in the corresponding period of the prior year. In 2006, contract manufacturing revenue remained stable at $14.1 million as compared to 2005. This includes contract manufacturing revenues related to services the Company provides for customers who require injectable products, such as Abelcet for markets outside of Canada and the U.S.
Cost of Product Sales and Contract Manufacturing
In the fourth quarter of 2006, the Company’s cost of goods sold increased from $11.3 million to $15.1 million. For the full year of 2006, the cost of goods sold was $50.1 million versus $46.0 million in 2005. This increase in our cost of goods sold this quarter and for the full year was primarily attributable to costs associated with certain product batch failures and costs associated with higher production volumes. During the fourth quarter of 2006, the Company also incurred costs associated with the validation process of the technology transfer of certain products to Indianapolis, Indiana.
Research and Development
The Company’s research and development expenses were $16.4 million for the three months ended December 31, 2006, as compared to $8.7 million for the three months ended December 31, 2005. The increase was attributable to initiation of programs in 2006 and the achievement of success based milestones. During the quarter ended December 31, 2006, Enzon was successful in filing an IND for its HIF-1 alpha antagonist. As previously reported, this filing prompted a $5.0 million milestone payment to Santaris Pharma A/S. For the full year of 2006, R&D spending was $43.5 million as compared to $32.2 million in 2005. The increase was primarily due to the new programs initiated during the year. As previously announced, Enzon was successful at filing four new INDs in 2006, including two for recombinant human MBL, Oncaspar in solid tumors and Non-Hodgkin’s Lymphoma, and the HIF-1 alpha antagonist for solid tumors. Enzon is committed to investing in research and development to build a differentiated oncology business through the continued development of its current portfolio, reinforcing its position as a scientific leader in PEGylation through its Customized Linker Technology™ platform.
Selling, General and Administrative
Selling, general and administrative expenses increased to $24.4 million for the three months ended December 31, 2006, as compared to $16.9 million for the three months ended December 31, 2005. In 2006, the Company incurred expenses of $69.8 million versus $59.8 million in 2005. The increase is mainly attributable to the previously announced $7.0 million in legal costs associated with securing the supply of the raw material used to produce Oncaspar, which occurred in the fourth quarter of 2006. Also, the Company adopted new accounting rules requiring the expensing of employee share-based awards, effective July 1, 2005 which contributed to the year-over-year increase in expenses. The Company will continue to invest in selling, marketing, and other initiatives to further its objective of delivering long-term value, including improving its top-line performance by investing in its commercial operations.
Amortization of Acquired Intangible Assets
Amortization expense decreased to $185 thousand for the three months ended December 31, 2006, as compared to $3.3 million for the three months ended December 31, 2005. This significant decrease for the fourth quarter and the full year of 2006 is a result of the Abelcet intangible assets write-down which was reported in the fourth quarter of 2005.

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Acquired In-Process Research and Development
In October 2006, the Company paid $3.0 million to Santaris for the worldwide rights to develop and commercialize an additional six targets using their LNA technology. For the full year, Enzon paid a total of $11.0 million to Santaris for rights to a total of eight LNA targets. In 2005, the Company paid $10.0 million to NatImmune for the exclusive rights to rhMBL.
Write-Down of Goodwill and Intangibles
In the fourth quarter of 2005, the Company wrote down the carrying value of certain intangibles and goodwill totaling $284.1 million, before tax.
Other Income (Expense)
Net other income (expense) is comprised of investment income, interest expense, and other non-operating expenses. The Company reported net other expense of approximately $1.8 million for the three months ended December 31, 2006, as compared to net other expense of nearly $3.0 million in the same period in the prior year. For the full year of 2006, net other income was $11.6 million versus net other expense of $21.5 million in 2005. The 2006 net other income was primarily a result of the gain on the sale of the Company’s Nektar equity assets and the discount to par for the repurchase of our 4.5 percent convertible notes due in 2008.
Income Taxes
For the three months ended December 31, 2006, the Company recognized a nominal amount of state and Canadian tax liabilities. The full year of 2005 reflected the establishment of a full valuation allowance aggregating $79.1 million relating to the Company’s deferred tax assets, offset by a $12.1 million fourth quarter non-cash tax benefit related to the Company’s write-off of goodwill for the quarter ended December 31, 2005.
Cash and Investments
Total cash reserves, which include cash, cash equivalents, short-term investments and marketable securities, were $240.6 million as of December 31, 2006, as compared to $226.6 million as of December 31, 2005. Positive operating cash flows for the twelve-month period ended December 31, 2006 and cash proceeds of $20.2 million from the sale of the Company’s investment in Nektar common stock owned contributed to the increase in cash. Partially offsetting these cash inflows was the January 2006 payment to Sanofi-Aventis of $35.0 million relating to a reduction of the Oncaspar royalty rate. Not yet reflected as a reduction to the 2006 cash balance are the $20.0 million committed payment to Ovation under the December 2006 supply and license agreement, the $5.0 million HIF-1 alpha antagonist milestone payment to Santaris, and the $7.0 million legal fees. These payments will occur in the first quarter of 2007.
Reconciliation of GAAP net (loss) to adjusted net (loss) earnings
The following table reconciles the Company’s net (loss) income and net (loss) income per diluted share as determined in accordance with U.S. generally accepted accounting principles (GAAP) to its adjusted net (loss) income and net (loss) income per share for the three months and twelve months ended December 31, 2006 and 2005:

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	Quarter Ended 12/31/06		Quarter Ended 12/31/05
	(In thousands, except per-share data)		(In thousands, except per-share data)
		Net loss per		Net loss per
	Net loss	diluted share	Net loss	diluted share

GAAP net loss	$(13,624)	$(0.31)	$(285,571)	$(6.56)

Net adjustments to GAAP:
Write-down of goodwill & intangibles (1)	—	—	272,024	6.25

Adjusted net loss (7)	$(13,624)	$(0.31)	$(13,547)	$(0.31)

Diluted shares outstanding		43,730		43,523

	Twelve Months Ended		Twelve Months Ended
	12/31/06		12/31/05
	(In thousands, except per-share data)		(In thousands, except per-share data)
		Net income per		Net loss per
	Net Income	diluted share	Net Income	diluted share

GAAP net income (loss)	$21,309	$0.46	$(379,994)	$(8.73)

Net adjustments to GAAP:
Net realized gain related to the repurchase of debt (2)	(6,682)	(0.11)	—	—
Write-down of goodwill & intangibles (1)	—	—	272,024	6.25
Net realized loss related to the sale of NPS common stock (3)	—	—	7,972	0.18
Investment gain related to the sale of Nektar common stock (4)	(13,844)	(0.23)	—	—
Restructuring charge (5)	—	—	2,053	0.05
Valuation allowance (6)	—	—	79,147	1.82

Adjusted net income (loss) (7)	$783	$0.12 (8)	$(18,798)	$(0.43)

Diluted shares outstanding		61,379		43,501

(1)	Adjusted financial results for 2005 exclude the write-down of Abelcet-related intangible assets and goodwill aggregating $284.1 million pretax ($277.1 million to Products segment and $7.0 million to Contract Manufacturing segment) less $12.1 million of tax benefit.

(2)	Adjusted financial results for 2006 exclude a gain related to the repurchase of the 4.5% notes at a discount to par, offset by a write-off of related deferred debt offering costs.

(3)	Adjusted financial results for 2005 exclude a net-of-tax realized loss of $7.3 million and an unrealized loss of $0.7 million related to a financial instrument the Company formed to reduce its investment risk associated with NPS Pharmaceuticals, Inc. (NPS) common stock. The Company received the common stock under a merger termination agreement with NPS in 2003.

(4)	Adjusted financial results for 2006 exclude the gain realized by the Company’s sale of its remaining holding of stock of Nektar Therapeutics, Inc. (Nektar). The Company purchased shares of Nektar as part of a patent infringement lawsuit settlement in 2002.

(5)	Adjusted financial results exclude the quarter-ended June 2005 restructuring.

(6)	Adjusted financial results exclude the June 2005 non-cash charge for establishment of allowances against deferred tax assets

(7)	Adjusted net income (loss) and adjusted net income (loss) per diluted share, as the Company defines them, may differ from similarly named measures used by other entities and consequently, could be misleading unless all entities calculated and defined such items in the same manner, The Company believes that investors’ understanding of its performance is enhanced by disclosing adjusted net income (loss) and adjusted net income (loss) per share reflecting adjustments for certain items that the Company deems to be non-recurring.

(8)	Diluted net income per share is calculated by assuming conversion of the 4% notes at the time they were issued, in May and June 2006, lowering interest expense and increasing shares of common stock outstanding. Add back interest expense of $6.6 million to adjusted net income of $783 thousand to derive the numerator of $7.4 million. Divide by the weighted-average diluted shares outstanding of 61.4 million (43.6 million shares outstanding, plus 17.8 million dilutive shares) to derive the 12 cents per diluted share adjusted net income. (Same methodology applies to GAAP net income of 46 cents per diluted share).

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Conference Call and Webcast
Enzon will be hosting a conference call February 13 at 10:00 am E.S.T. All interested parties may access the call by using the following information:

Domestic Dial-In Number:	(866) 334-3876
International Dial-In Number:	(416) 849-4292
Access Code:	Enzon
Enzon’s conference call will also be webcast in a “listen only” mode via the Internet at http://www.vcall.com. Additionally, for those parties unable to listen at the time of Enzon’s conference call, a telephone rebroadcast will be available following the call from February 13, 2007, at approximately 12:00 p.m. E.S.T. This rebroadcast will end on February 20, 2007, at approximately 11:59 p.m. E.S.T. The rebroadcast may be accessed using the following information:

Domestic Dial-In Number: International Dial-In Number: Access Code:	(866) 245-6755 (416) 915-1035 208054
About Enzon
Enzon Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to the development and commercialization of therapeutics to treat patients with cancer and adjacent diseases. Enzon’s specialized sales force markets Abelcet®, Oncaspar®, Adagen®, and DepoCyt ® in the United States. In addition, Enzon also receives royalties on sales of PEG-INTRON®, marketed by Schering-Plough Corporation, and MACUGEN®, marketed by OSI Pharmaceuticals and Pfizer Inc. Enzon’s product-driven strategy includes an extensive drug development program that leverages its proprietary technologies, including a Customized Linker TechnologyTM PEGylation platform that utilizes customized linkers designed to release compounds at a controlled rate. Enzon complements its internal research and development efforts with strategic initiatives, such as partnerships designed to broaden its revenue base or provide access to promising new technologies or product development opportunities. The Company also engages in contract manufacturing opportunities with third parties to improve its efficiency. Further information about Enzon and this press release can be found on the Company’s web site at www.enzon.com.
There are forward-looking statements contained herein, which can be identified by the use of forward-looking terminology such as the words “believes,” “expects,” “may,” “will,” “should”, “potential,” “anticipates,” “plans” or “intends” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments indicated in such forward-looking statements. Such factors include, but are not limited to the timing, success and cost of clinical studies; the ability to obtain regulatory approval of products, market acceptance of, and continuing demand for, Enzon’s products and the impact of competitive products and pricing. A more detailed discussion of these and other factors that could affect results is contained in our filings on Forms 10K and 10Q with the U.S. Securities and Exchange Commission. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. No assurance can be given that the future results covered by the forward-looking statements will be achieved. All information in this press release is as of the date of this press release and Enzon does not intend to update this information.

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Enzon Pharmaceuticals, Inc. and Subsidiaries
Consolidated Statements of Operations
Three Months ended December 31, 2006 and 2005
(In thousands, except per share amounts)
(Unaudited)

	December 31,	December 31,
	2006	2005
Revenues:
Product sales, net	$26,917	$24,260
Royalties	16,673	2,326
Contract manufacturing	3,874	3,066

Total revenues	47,464	29,652

Costs and expenses:
Cost of product sales and contract manufacturing	15,079	11,252
Research and development	16,453	8,666
Selling, general and administrative	24,384	16,920
Amortization of acquired intangibles	185	3,347
Acquired in-process research and development	3,000	—
Write-down of goodwill and intangibles	—	284,101

Total costs and expenses	59,101	324,286

Operating (loss) income	(11,637)	(294,634)

Other income (expense):
Investment income, net	2,939	1,616
Interest expense	(4,623)	(4,895)
Other, net	(96)	283

	(1,780)	(2,996)

Loss before income tax provision (benefit)	(13,417)	(297,630)
Income tax provision (benefit)	207	(12,059)

Net loss	$(13,624)	$(285,571)

Loss per common share — basic	$(.31)	$(6.56)

Loss per common share — diluted	$(.31)	$(6.56)

Weighted average shares — basic	43,730	43,523

Weighted average shares — diluted	43,730	43,523

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Enzon Pharmaceuticals, Inc. and Subsidiaries
Consolidated Statements of Operations
Twelve Months ended December 31, 2006 and 2005
(In thousands, except per share amounts)
(Unaudited)

	December 31,	December 31,
	2006	2005*
Revenues:
Product sales, net	$101,024	$94,140
Royalties	70,562	48,312
Contract manufacturing	14,067	14,127

Total revenues	185,653	156,579

Costs and expenses:
Cost of product sales and contract manufacturing	50,121	45,957
Research and development	43,521	32,217
Selling, general and administrative	69,768	59,840
Amortization of acquired intangible assets	743	13,390
Acquired in-process research and development	11,000	10,000
Write down of goodwill and intangibles	—	284,101
Restructuring	—	2,053

Total costs and expenses	175,153	447,558

Operating income (loss)	10,500	(290,979)

Other income (expense):
Investment income, net	24,670	5,865
Interest expense	(22,055)	(19,756)
Other, net	8,952	(7,593)

	11,567	(21,484)

Income (loss) before income tax provision	22,067	(312,463)
Income tax provision	758	67,531

Net income (loss)	$21,309	$(379,994)

Income (loss) per common share — basic	$0.49	$(8.73)

Income (loss) per common share — diluted	$0.46	$(8.73)

Weighted average shares — basic	43,600	43,501

Weighted average shares — diluted	61,379	43,501

*	The twelve-month 2005 comparative data was compiled from Enzon financial information previously reported in Forms 10-Q for March 2005, 10-K for June 2005 and the Company’s Transition Report on Form 10-K for the six-months ended December 31, 2005.

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Enzon Pharmaceuticals, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
December 31, 2006 and 2005
(In thousands)
(Unaudited)

	December 31,	December 31,
	2006	2005
Assets
Current assets:
Cash and short-term investments	$173,544	$164,518
Accounts receivable, net	15,259	14,087
Inventories	17,618	16,014
Other current assets	5,890	12,596

Total current assets	212,311	207,215

Property and equipment, net	39,491	34,978

Other assets:
Marketable securities	67,061	62,059
Amortizable intangible assets, net	78,510	34,154
Other assets	6,457	2,939

	152,028	99,152

Total assets	$403,830	$341,345

Liabilities and Stockholders’ Deficit
Current and other liabilities	$62,629	$31,315
Notes payable	397,642	394,000
Stockholders’ deficit	(56,441)	(83,970)

Total liabilities and stockholders’ deficit	$403,830	$341,345

Common shares outstanding	43,999	43,787

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